Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION

REPORTS SECOND QUARTER 2008 RESULTS

Bethpage, N.Y., July 31, 2008 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the second quarter ended June 30, 2008.

Second quarter consolidated net revenue grew 9.2% to $1.712 billion compared to the prior year period, reflecting solid revenue growth in Telecommunications Services, Rainbow and Madison Square Garden.  Consolidated adjusted operating cash flow (“AOCF”) (1) increased 18.5% to $602.6 million and consolidated operating income grew 43.6% to $299.3 million.

Operating highlights for second quarter 2008 include:

•      Cable Television net revenue growth of 9.0% and AOCF growth of 12.9% for the quarter

•      Quarterly addition of 260,000 Revenue Generating Units (“RGU”) including the addition of 7,000 basic video subscribers

•      Average Monthly Revenue per Basic Video Customer (“RPS”) of $132.29 in the second quarter of 2008

•      Rainbow net revenue growth of 14.6% and AOCF growth of 71.6% for the quarter

•      Optimum Lightpath net revenue growth of 20.2% and AOCF growth of 38.6% for the quarter

Cablevision President and CEO James L. Dolan commented:  “Cablevision enjoyed an excellent second quarter with solid increases in net revenue and AOCF, driven by continuing growth in all of our key businesses.  Subscriber increases across all of our consumer services, including basic video, continued to fuel our success in cable and ensured our industry-leading penetration rates for yet another quarter.  Rainbow achieved double-digit revenue and AOCF growth for the quarter due primarily to a significant increase in advertising revenue, while MSG generated strong revenue growth of its own,” concluded Mr. Dolan.

Results from Continuing Operations(2)

Segment results for the quarters ended June 30, 2008 and 2007 are as follows:

	Revenue, Net		AOCF		Operating Income (Loss)
$ millions	Q2 2008	Q2 2007	Q2 2008	Q2 2007	Q2 2008	Q2 2007

Telecommunications	$1,291.4	$1,182.8	$518.3	$455.8	$284.7	$213.3
Rainbow	239.7	209.1	72.3	42.1	30.4	13.6
MSG	213.8	195.8	31.4	30.4	9.4	10.3
Other (including eliminations)	(32.5)	(19.7)	(19.4)	(19.8)	(25.2)	(28.8)
Total Company	$1,712.4	$1,568.0	$602.6	$508.5	$299.3	$208.4

(1)   See definition of adjusted operating cash flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

(2)   Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.  Fuse is included in the Madison Square Garden segment for all periods presented.

Telecommunications Services – Cable Television and Lightpath

Telecommunications Services includes Cable Television – Cablevision’s “Optimum” branded video, high-speed data, and voice residential and commercial services offered over its cable infrastructure — and its “Optimum Lightpath” branded commercial data and voice services.

Telecommunications Services net revenues for second quarter 2008 rose 9.2% to $1.291 billion, AOCF grew 13.7% to $518.3 million and operating income increased 33.4% to $284.7 million, all compared to the prior year period.

Cable Television

Cable Television second quarter 2008 net revenues increased 9.0% to $1.242 billion, AOCF rose 12.9% to $497.7 million and operating income increased 30.3% to $284.5 million, each compared to the prior year period.  The increases in net revenue, AOCF and operating income were principally driven by the growth in digital video, high-speed data, and voice customers as well as higher rates reflected in second quarter 2008 results.

The second quarter 2008 results reflect:

•      Basic video customers up 7,000 from March 2008 and down 7,000 or 0.2% from June 2007

•      Customer Relationships up 11,000 or 0.3% from March 2008 and 19,000 or 0.6% from June 2007

•      iO: Interactive Optimum digital video customers up 120,000 or 4.5% from March 2008 and 239,000 or 9.4% from June 2007

•      Optimum Online high-speed data customers up 52,000 or 2.2% from March 2008 and 227,000 or 10.5% from June 2007

•      Optimum Voice customers up 81,000 or 4.8% from March 2008 and 367,000 or 26.2% from June 2007

•      Revenue Generating Units up 260,000 or 2.6% from March 2008 and 826,000 or 8.9% from June 2007

•      Cable Television RPS of $132.29, up $2.73 or 2.1% from the first quarter of 2008 and up $11.28 or 9.3% from the second quarter of 2007

Optimum Lightpath

For second quarter 2008, Lightpath net revenues rose 20.2% to $61.4 million, AOCF increased 38.6% to $20.6 million and operating income improved $5.1 million, each as compared to the prior year period.  The increase in net revenue was attributable primarily to the continued growth in Ethernet services, partially offset by the effect of the transition from traditional data service.  The improvements in AOCF and operating income were due principally to the continued expansion of the more efficient, higher margin Ethernet business.

Rainbow

Rainbow consists of the Rainbow National Services (“RNS”) – AMC, WE tv and IFC – as well as Other Programming which includes:  News 12 Networks, VOOM HD, Sundance (effective June 16, 2008), Lifeskool, sportskool, IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

Rainbow net revenues for the second quarter of 2008 increased 14.6% to $239.7 million, AOCF rose 71.6% to $72.3 million, and operating income grew 123.5% to $30.4 million, all compared to the prior year period.

AMC/WE tv/IFC

Second quarter 2008 net revenues grew 11.9% to $186.6 million, AOCF increased 22.4% to $90.8 million and operating income grew 30.8% to $73.3 million, each compared to the prior year period.

The second quarter 2008 AOCF results reflect:

•      A 22.4% increase in advertising revenue, as compared to the prior year period, driven principally by higher CPMs and higher units sold at AMC and WE tv

•      Viewing subscriber increases of 12.9% at IFC, 6.8% at WE tv and 1.9% at AMC, all compared to June 2007

•      A 5.6% increase in affiliate revenue compared to the prior year period

•      Slightly higher operating costs compared to the prior year period.

Other Programming

Second quarter 2008 net revenues rose 23.9% to $58.7 million, AOCF deficit improved 42.2% to $18.6 million and operating loss increased 1.1% to $42.9 million, all as compared to the prior year period.  The increase in net revenue was driven primarily by VOOM’s higher affiliate revenue (impacted by Cablevision’s carriage beginning July 1, 2007 offset by Echostar’s cessation of the service in May 2008) as well as the addition of Sundance (effective June 16, 2008) in the 2008 quarterly results.  The increase in AOCF was primarily driven by cost savings at IFC Entertainment and at our VOD services (Lifeskool and sportskool), compared to the prior year period.

Madison Square Garden

Madison Square Garden’s primary businesses include:  regional and national programming networks (MSG, MSG Plus, and Fuse), professional sports franchises (the New York Knicks, the New York Rangers, and the New York Liberty), and MSG Entertainment.  Its operations also include the MSG Arena, the WaMu Theater at Madison Square Garden, Radio City Music Hall, Beacon Theatre and The Chicago Theatre.

Madison Square Garden’s second quarter 2008 net revenue grew 9.2% to $213.8 million, AOCF increased 3.4% to $31.4 million and operating income decreased 8.6% to $9.4 million all compared to second quarter 2007.

MSG’s second quarter 2008 results, as compared with second quarter 2007, were primarily impacted by:

•      The networks, including a $10.6 million increase in affiliate fee revenue which more than offset a $1.2 million decrease in other revenues and $5.7 million of higher operating costs

•      The entertainment business, including a revenue increase of $8.9 million from entertainment events, offset in part by a $3.0 million increase in costs related to those events

•      The professional teams, including $6.4 million of higher team operating expenses partly offset by a $2.6 million reduction in net provisions for certain team personnel transactions

•      Higher marketing costs of $3.1 million (primarily related to the repositioning of Fuse) and higher legal and other professional fees of $2.8 million.

Other Matters

On July 29, 2008, Cablevision Systems Corporation announced that it had acquired 97% of Newsday Media Group (“Newsday”) through the formation of a new partnership with Tribune Company.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares and stock options, the settlement of an obligation that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenue and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 5 of this release.

We define Consolidated Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows.  Net cash from operating activities excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses.  It is also one of several indicators of our ability to make investments and/or return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation’s leading media and entertainment companies. Its cable television operations serve more than 3 million households in the New York metropolitan area. The company’s advanced telecommunications offerings include its iO: Interactive Optimum digital television, Optimum Online high-speed Internet, Optimum Voice digital voice-over-cable, and its Optimum Lightpath integrated business communications services. Cablevision operates several successful programming businesses, including AMC, IFC, Sundance Channel and WE tv, through Rainbow Media Holdings LLC, and serves the New York area as publisher of Newsday and other niche publications through Newsday LLC. In addition to these businesses, Cablevision owns Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty. The company also operates New York’s famed Radio City Music Hall, the Beacon Theatre, and the Chicago Theatre, and owns and operates Clearview Cinemas.  Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industries in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.  The company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Patricia Armstrong
	Senior Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

The conference call will be Webcast live today at 10:00 a.m. EST

Conference call dial-in number is (888) 694-4641/ Conference ID Number 52368807

Conference call replay number (706) 645-9291/ Conference ID Number 52368807 until August 7, 2008

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008 (a)	2007 (a)	2008 (a)	2007 (a)

Revenues, net	$1,712,421	$1,567,984	$3,433,113	$3,130,617

Adjusted operating cash flow	$602,634	$508,505	$1,118,580	$982,237
Share-based compensation expense	(17,719)	(21,140)	(26,742)	(38,777)
Restructuring credits (charges)	2,003	(126)	1,613	(1,455)
Operating income before depreciation and amortization	586,918	487,239	1,093,451	942,005
Depreciation and amortization (including impairments)	287,622	278,850	548,614	563,298
Operating income	299,296	208,389	544,837	378,707
Other income (expense):
Interest expense, net	(181,976)	(231,677)	(388,980)	(461,886)
Equity in net income of affiliates	—	2,601	—	4,377
Gain on sale of affiliate interests (b)	—	183,888	—	183,888
Gain (loss) on investments, net	(110,751)	87,616	(89,135)	14,631
Gain (loss) on equity derivative contracts, net	65,801	(66,498)	67,221	8,588
Gain on interest rate swap contracts, net	114,240	37,281	7,910	27,314
Loss on extinguishment of debt	(2,424)	—	(2,424)	—
Minority interests	2,396	501	(509)	1,215
Miscellaneous, net	(6)	792	1,160	1,451
Income from continuing operations before income taxes	186,576	222,893	140,080	158,285
Income tax expense	(87,734)	(95,479)	(72,371)	(64,301)
Income from continuing operations	98,842	127,414	67,709	93,984
Income (loss) from discontinued operations, net of taxes	(503)	190,018	(976)	197,615
Income before cumulative effect of a change in accounting principle	98,339	317,432	66,733	291,599
Cumulative effect of a change in accounting principle, net of taxes	—	—	—	(443)
Net income	$98,339	$317,432	$66,733	$291,156

Basic net income per share:

Income from continuing operations	$0.34	$0.44	$0.23	$0.33

Income from discontinued operations	$—	$0.66	$—	$0.69

Cumulative effect of a change in accounting principle, net of taxes	$—	$—	$—	$—

Net income	$0.34	$1.10	$0.23	$1.02

Basic weighted average common shares (in thousands)	290,132	288,286	290,041	286,638

Diluted net income per share:

Income from continuing operations	$0.34	$0.43	$0.23	$0.32

Income from discontinued operations	$—	$0.65	$—	$0.67

Cumulative effect of a change in accounting principle, net of taxes	$—	$—	$—	$—

Net income	$0.33	$1.08	$0.23	$0.99

Diluted weighted average common shares (in thousands)	294,949	294,394	294,604	293,901

(a)       Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

(b)       Represents gain on the sale of our 50% interest in FSN New England in June 2007.

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow included in this earnings release:

•      Depreciation and amortization (including impairments).  This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.

•      Restructuring credits (charges).  This adjustment eliminates the charges or credits associated with restructuring activities related to the elimination of positions, facility realignment, and other related activities in all periods.

•      Share-based compensation benefit (expense). This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights, restricted stock and restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

	Six Months Ended June 30,
	2008 (a)	2007 (a)
CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS (b)

Net cash provided by operating activities (c)	$701,165	$427,646
Less: capital expenditures (d)	(383,661)	(333,165)
Consolidated free cash flow from continuing operations	$317,504	$94,481

(a)       Excludes the net operating results of FSN Bay Area and Rainbow DBS’ distribution operations which are reported in discontinued operations.  Discontinued operations provided a total of $0.5 million and $356.1 million in cash for the six months ended June 30, 2008 and 2007, respectively.  The 2007 amount includes proceeds of $372.7 million received from the sale of the Company’s interest in FSN Bay Area.

(b)       See non-GAAP financial measures on page 4 of this release for a definition and discussion of Free Cash Flow from continuing operations.

(c)       The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(d)       See page 11 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

REVENUES, NET

	Three Months Ended June 30,		%
	2008 (a)	2007 (a)	Change

Cable Television	$1,241,578	$1,139,489	9.0%
Optimum Lightpath	61,435	51,090	20.2%
Eliminations (b)	(11,602)	(7,758)	(49.5)%
Total Telecommunications	1,291,411	1,182,821	9.2%
AMC/WE tv/IFC	186,605	166,763	11.9%
Other Programming (c) (d)	58,657	47,357	23.9%
Eliminations (b)	(5,566)	(4,981)	(11.7)%
Total Rainbow	239,696	209,139	14.6%
MSG(d)	213,832	195,798	9.2%
Other (e)	17,707	18,139	(2.4)%
Eliminations (f)	(50,225)	(37,913)	(32.5)%
Total Cablevision	$1,712,421	$1,567,984	9.2%

	Six Months Ended June 30,		%
	2008 (a)	2007 (a)	Change

Cable Television	$2,455,956	$2,238,770	9.7%
Optimum Lightpath	120,880	104,057	16.2%
Eliminations (b)	(23,545)	(18,700)	(25.9)%
Total Telecommunications	2,553,291	2,324,127	9.9%
AMC/WE tv/IFC	365,135	325,070	12.3%
Other Programming (c) (d)	111,576	88,287	26.4%
Eliminations (b)	(11,865)	(9,713)	(22.2)%
Total Rainbow	464,846	403,644	15.2%
MSG(d)	478,911	443,622	8.0%
Other (e)	34,716	34,636	0.2%
Eliminations (f)	(98,651)	(75,412)	(30.8)%
Total Cablevision	$3,433,113	$3,130,617	9.7%

(a)       Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

(b)       Represents intra-segment revenues.

(c)       Includes News 12 Networks, VOOM HD Networks, Sundance (effective June 16, 2008), Lifeskool, sportskool, IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow businesses.

(d)       Fuse has been included in the MSG segment for all periods presented.

(e)       Represents net revenues of Clearview Cinemas and PVI Virtual Media.

(f)        Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended June 30,		%	Three Months Ended June 30,		%
	2008 (a)	2007 (a)	Change	2008 (a)	2007 (a)	Change

Cable Television	$497,732	$440,915	12.9%	$284,531	$218,308	30.3%
Optimum Lightpath	20,558	14,835	38.6%	128	(4,972)	102.6%
Total Telecommunications	518,290	455,750	13.7%	284,659	213,336	33.4%
AMC/WE tv/IFC	90,836	74,204	22.4%	73,286	56,019	30.8%
Other Programming (b) (c)	(18,571)	(32,103)	42.2%	(42,879)	(42,416)	(1.1)%
Total Rainbow	72,265	42,101	71.6%	30,407	13,603	123.5%
MSG (c)	31,397	30,368	3.4%	9,425	10,317	(8.6)%
Other (d)	(19,318)	(19,714)	2.0%	(25,195)	(28,867)	12.7%
Total Cablevision	$602,634	$508,505	18.5%	$299,296	$208,389	43.6%

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Six Months Ended June 30,		%	Six Months Ended June 30,		%
	2008 (a)	2007 (a)	Change	2008 (a)	2007 (a)	Change

Cable Television	$965,455	$854,980	12.9%	$543,206	$409,254	32.7%
Optimum Lightpath	38,761	29,367	32.0%	(1,297)	(10,429)	87.6%
Total Telecommunications	1,004,216	884,347	13.6%	541,909	398,825	35.9%
AMC/WE tv/IFC	165,048	149,911	10.1%	131,139	113,659	15.4%
Other Programming (b) (c)	(42,074)	(64,678)	34.9%	(73,036)	(86,444)	15.5%
Total Rainbow	122,974	85,233	44.3%	58,103	27,215	113.5%
MSG (c)	28,871	45,927	(37.1)%	(10,308)	5,751	—
Other (d)	(37,481)	(33,270)	(12.7)%	(44,867)	(53,084)	15.5%
Total Cablevision	$1,118,580	$982,237	13.9%	$544,837	$378,707	43.9%

(a)   Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

(b)   Includes News 12 Networks, VOOM HD Networks, Sundance (effective June 16, 2008), Lifeskool, sportskool, IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow businesses.

(c)   Fuse has been included in the MSG segment for all periods presented.

(d)   Includes unallocated corporate general and administrative costs, operating results of Clearview Cinemas, PVI Virtual Media, and certain other items.

CABLEVISION SYSTEMS CORPORATION

SUMMARY OF OPERATING STATISTICS

(Unaudited)

CABLE TELEVISION

	June 30, 2008	March 31, 2008	June 30, 2007

Revenue Generating Units
(in thousands)
Basic Video Customers	3,132	3,125	3,139
iO Digital Video Customers	2,789	2,669	2,550
Optimum Online High-Speed Data Customers	2,395	2,343	2,168
Optimum Voice Customers	1,766	1,685	1,399
Total Revenue Generating Units	10,082	9,822	9,256

Customer Relationships (in thousands)(a)	3,338	3,327	3,319

Homes Passed (in thousands)	4,697	4,687	4,618

Penetration
Basic Video to Homes Passed	66.7%	66.7%	68.0%
iO Digital to Basic Penetration	89.1%	85.4%	81.3%
Optimum Online to Homes Passed	51.0%	50.0%	46.9%
Optimum Voice to Homes Passed	37.6%	36.0%	30.3%

Revenue for the three months ended
(dollars in millions)

Video (b)	$741	$735	$701
High-Speed Data	275	270	252
Voice	169	160	128
Advertising	31	24	31
Other (c)	26	25	27
Total Cable Television Revenue	$1,242	$1,214	$1,139

Average Monthly Revenue per Basic Video Customer (“RPS”) (d)	$132.29	$129.56	$121.01

(a)       Number of customers who receive at least one of the company’s services, including business modem only customers.

(b)       Includes analog, digital, PPV, VOD and DVR revenue.

(c)       Includes installation revenue, NY Interconnect, home shopping and other product offerings.

(d)       RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of basic video subscribers for the quarter.

RAINBOW

	June 30, 2008	March 31, 2008	June 30, 2007

Viewing Subscribers
(in thousands)
AMC	85,400	84,600	83,800
WE tv	58,900	56,900	55,100
IFC	47,300	45,500	41,900
Sundance *	29,600	na	na

*    The Sundance channel was acquired by Rainbow on June 16, 2008.

CABLEVISION SYSTEMS CORPORATION

CAPITALIZATION AND LEVERAGE

(Dollars in thousands)

(Unaudited)

CAPITALIZATION

June 30, 2008

Cash and cash equivalents	$805,274

Bank debt	$5,043,750
Senior notes and debentures	5,995,719
Senior subordinated notes and debentures	323,437
Collateralized indebtedness	446,126
Capital lease obligations and notes payable	62,297
Debt	$11,871,329

LEVERAGE

Debt	$11,871,329
Less: Collateralized indebtedness of unrestricted subsidiaries (a)	446,126
Cash and cash equivalents	805,274
Net debt	$10,619,929

Leverage Ratios

Consolidated net debt to AOCF leverage ratio (a) (b)	4.4

Restricted Group leverage ratio (Bank Test) (c)	4.2

CSC Holdings notes and debentures leverage ratio (c)	4.2

Cablevision senior notes leverage ratio (d)	4.9

Rainbow National Services notes leverage ratio (e)	3.8

(a)       Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(b)       AOCF is annualized based on the second quarter 2008 results, as reported, except with respect to Madison Square Garden, which is based on a trailing 12 months due to its seasonal nature.

(c)       Reflects the debt to cash flow ratios applicable under CSC Holdings’ bank credit agreement and senior notes indentures, (which exclude Cablevision’s $1.5 billion of senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries, including Rainbow and MSG).  The annualized AOCF (as defined) used in the ratios is $2.0 billion.

(d)       Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include Cablevision’s $1.5 billion of senior notes.

(e)       Reflects the debt to cash flow ratio under the Rainbow National Services notes indentures. The annualized AOCF (as defined) used in the notes ratio is $352.6 million.

CABLEVISION SYSTEMS CORPORATION

CAPITAL EXPENDITURES

(Dollars in thousands)

(Unaudited)

CAPITAL EXPENDITURES

	Three Months Ended June 30,
	2008	2007

Consumer premise equipment	$78,158	$89,626
Scalable infrastructure	39,297	22,733
Line extensions	6,456	9,432
Upgrade/rebuild	1,202	813
Support	29,452	21,407
Total Cable Television	154,565	144,011
Optimum Lightpath	19,796	16,452
Total Telecommunications	174,361	160,463
Rainbow	4,045	3,316
MSG	5,979	5,856
Other (Corporate, Theatres and PVI)	5,816	7,236
Total Cablevision	$190,201	$176,871

CAPITAL EXPENDITURES

	Six Months Ended June 30,
	2008	2007

Consumer premise equipment	$190,730	$196,919
Scalable infrastructure	65,515	41,111
Line extensions	14,101	17,089
Upgrade/rebuild	2,521	1,453
Support	40,176	27,171
Total Cable Television	313,043	283,743
Optimum Lightpath	36,894	28,642
Total Telecommunications	349,937	312,385
Rainbow	9,474	5,308
MSG	14,261	6,713
Other (Corporate, Theatres and PVI)	9,989	8,759
Total Cablevision	$383,661	$333,165